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                                                                   Exhibit 23(b)



                          Independent Auditors' Consent



The Board of Directors
Dover Corporation:


We consent to the incorporation by reference in the Registration Statement (No. 33-11229 ) on Form S-8 dated January 28, 1987 (1987 Incentive Stock Option Plan) and in the Registration Statement (No. 33-01419) on Form S-8 dated March 4, 1996 (Dover Corporation Employee Savings and Investment Plan) of our report dated February 22, 1995 relating to the consolidated statements of earnings, retained earnings and cash flows of Dover Corporation and subsidiaries for the year ended December 31, 1994 and the related schedule, which Report appears in the December 31, 1996 Annual Report on Form 10-K of Dover Corporation.



                                          KPMG Peat Marwick LLP



345 Park Avenue
New York, New York
March 28, 1997